                         DISTRIBUTION AND SERVICES AGREEMENT

                                     SCHEDULE A


              The Series of Neuberger & Berman Equity Assets currently subject to this Agreement are as follows:

     Neuberger & Berman Focus Assets

     Neuberger & Berman Guardian Assets

     Neuberger & Berman Manhattan Assets

     Neuberger & Berman Partners Assets










     Dated:  February 12, 1996